Exhibit 10.10

CELL BIOSCIENCES, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

for

Tim Harkness

This Amended and Restated Executive Employment Agreement (the “Agreement”), made between Cell Biosciences, Inc. (the “Company”) and Tim Harkness (the “Executive”) (collectively, the “Parties”), amends, restates and supersedes in its entirety the employment offer letter agreement between the Company and Executive that was effective as of June 12, 2008 (the “Original Agreement”). This Agreement is effective as of February 3, 2011.

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer, pursuant to the Original Agreement; and

WHEREAS, Company desires to continue to employ Executive as its President and Chief Executive Officer, and Executive is willing to continue such employment by Company, on the amended and restated terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s President and Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location. Executive shall perform such duties as are required by the Company’s Board of Directors (“Board”), to whom Executive will report. Executive will serve as a member of the Board until the earlier of the severance of Executive’s employment for any reason, or Executive’s death. Executive’s primary office location shall be the Company’s Santa Clara, California office.

1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of four hundred thousand ($400,000) per year (the “Base Salary”), payable in accordance with customary Company payroll procedures in effect for other executive employees and subject to standard payroll deductions and withholdings. Executive’s Base Salary shall be subject to review and adjustment on an annual basis, subject to the terms set forth herein. Executive shall not receive any additional compensation for Executive’s service as a member of the Board.

2.2 Bonus. Executive will be eligible to earn an annual cash bonus targeted at sixty percent (60%) of Executive’s Base Salary (the “Annual Bonus”), which, if earned, will be paid by the end of the first quarter of the following calendar year. Executive will be eligible to receive the Annual Bonus based upon the Company meeting and/or exceeding specified corporate sales goals (the “Sales Goals”) and Executive’s achievement of Chief Executive Officer-specific goals (the “CEO Goals”). The Sales Goals and CEO Goals will be mutually agreed upon by Executive and the Board. The Sales Goals and CEO Goals will be established no later than March 15 for each calendar year. Except as otherwise provided in Section 7 hereof, Executive must remain an active employee through the last day of the applicable fiscal year to be eligible to receive the Annual Bonus.

3. Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time. If Executive elects to continue any current COBRA health insurance coverage rather than participate in the Company’s group health insurance plans, the Company will reimburse Executive for Executive’s monthly health insurance premiums (for Executive, Executive’s spouse and any covered dependents) up to the maximum dollar amount the Company would contribute to Executive’s health insurance coverage if Executive elected to participate in the Company’s group plan.

4. Vacation. Executive will enjoy four (4) weeks of paid time off each year, the use and accrual of which will be governed in accordance with Company policy.

5. Expenses. The Company will reimburse reasonable business-related expenses incurred by Executive in accordance with applicable Company policies, including but not limited to cellular phone/PDA expenses.

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6. Equity.

6.1 Option Grants. Subject to the Compensation Committee of the Company’s Board (the “Compensation Committee”) and the Board’s annual review and approval, Executive may be eligible to receive stock options to purchase shares of Common Stock, as determined by the Compensation Committee and the Board, in their sole discretion.

6.2 Acceleration.

(i) Single Trigger Benefits. In the event a Change of Control (as defined below) occurs at any time during Executive’s employment, the vesting of any unvested shares or options then held by Executive shall be accelerated by six (6) months.

(ii) Double Trigger Benefits. If, within one (1) month before and thirty-six (36) months after a Change of Control, Executive’s employment is terminated by the Company without Cause (as defined below) or Executive resigns for Good Reason (as defined below) (each a “Change of Control Termination”), one hundred percent (100%) of all shares or stock options which are not vested at the time of Executive’s termination will accelerate and become fully vested.

7. Termination of Employment; Severance.

7.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

7.2 Termination Without Cause; Resignation for Good Reason. If, at any time other than during the period commencing one (1) month prior to the effective date of a Change of Control and ending thirty-six (36) months following the effective date of the Change of Control, the Company terminates the Executive’s employment without Cause, or Executive resigns for Good Reason, and such termination constitutes a Separation from Service (as defined below), the Company shall provide the Executive with the following severance benefits:

(i) A cash severance benefit in an amount equal to the sum of (i) twelve (12) months of the Executive’s Base Salary, (ii) the prior year’s Annual Bonus amount actually earned by the Executive (if not yet paid), (iii) one hundred percent (100%) of the Executive’s Target Bonus (as defined below) for the year in which the termination occurs, and (iv) a pro rata portion of the Executive’s Target Bonus based on the number of months worked during the year in which the termination occurs, subject to withholdings and deductions, which aggregate amount shall be paid in a lump sum on the first regular payroll date following the effective date of the Executive’s release of claims; provided, however, the payment shall be made no later than March 15 of the year following the year of termination; and

(ii) Provided that the Executive is eligible to continue coverage under a health, dental, or vision plan sponsored by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the time of the Executive’s

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termination and timely elects such continuation of coverage under COBRA, the Company will pay COBRA premiums on behalf of the Executive and his eligible dependents following the Executive’s termination of employment (but in no event longer that the date on which the Executive or his eligible dependents cease to be eligible for COBRA). Notwithstanding the previous sentence, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether the Executive elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the last day of the twelfth (12th) calendar month following the Executive’s termination date. Upon the conclusion of such period of insurance premium payments made by the Company, the Executive will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period. No provision of this Agreement will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums will be credited as payment by the Executive for purposes of the Executive’s payment required under COBRA. Therefore, the period during which the Executive may elect to continue the Company’s health, dental, or vision plan coverage at his own expense under COBRA, the length of time during which COBRA coverage will be made available to the Executive, and all other rights and obligations of the Executive under COBRA (except the obligation to pay insurance premiums that the Company pays in accordance with the foregoing) will be applied in the same manner that such rules would apply in the absence of this Agreement. For purposes of this Section 7.2(ii), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Executive.

(iii) Extension of the period of time for the Executive to exercise each of his then vested and outstanding Company stock options until the earlier of (i) twelve (12) months after his termination date and (ii) the expiration date of each option as set forth in the applicable stock option agreement issued by the Company to the Executive; and

(iv) Retention of the laptop computer, cellular phone and PDA provided to the Executive by the Company during his employment, provided that the aggregate value of this Company property (as determined by the Company) is less than $3,000.

7.3 Termination without Cause or Resignation for Good Reason Following a Change of Control. If the Company terminates the Executive’s employment without Cause, or the Executive resigns for Good Reason, in either case, at any time during the period commencing one (1) month prior to the effective date of a Change of Control and ending thirty-six (36) months following the effective date of the Change of Control, and provided such termination constitutes a Separation from Service, then the Company shall provide the Executive with the severance benefits described in Sections 7.2(i)-(iv) above.

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8. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service (as defined below) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9. Release of Claims. Payment and receipt of the severance benefits and/or accelerated vesting benefits provided for herein will be conditioned on Executive’s execution of a standard form of release in the form provided by the Company, within the time provided therein, and such release must become effective in accordance with its terms, but in all cases the release must become effective within sixty (60) days following the date Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). Such release shall include confirmation of Executive’s obligations under any confidentiality and/or proprietary information agreement.

10. Definitions.

(i) Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s repeated unexplained or unjustified absence from the Company or gross negligence, willful misconduct, or repeated, willful and flagrant insubordination in the performance of Executive’s duties to the Company as directed by the Board, which remains uncured more than thirty (30) days following written notice from the Board of its belief that there is Cause for Executive’s termination under this clause (i); (ii) a material and willful commission of any federal or state felony; (iii) commission of any act of fraud

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that is related to Executive’s personal gain with respect to the Company; or (iv) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, or any willful violation of a Federal or State law that significantly reduces the credibility of the Company, or affects the Company in a materially financial way. No act or failure to act by Executive shall be deemed “willful” if done or omitted to be done by Executive in good faith and with the reasonable belief that Executive’s act or omission was in the best interest of the Company or consistent with the Company’s policies or the directive of the Board.

(ii) Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning given to the term “Change in Control” as set forth in the Company’s 2003 Stock Option/Stock Issuance Plan in effect on the date hereof and as amended and/or restated from time to time. Notwithstanding the foregoing, if the Company or a successor hereto subsequently determines that any benefits or other payments payable under this Agreement constitute deferred compensation under Section 409A, a “Change of Control” shall be limited to a transaction satisfying the requirements of Treasury Regulation Sections 1.409A-3(c)(1) (regarding alternative payment schedules) and 1.409A-3(i)(5) (defining a change in control event, without regard to the alternative definitions thereunder).

(iii) Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation of employment because any of the following occurs without Executive’s consent which remains uncured more than thirty (30) days following written notice from Executive to the Board specifying the basis for Executive’s belief that Executive has Good Reason to resign: (i) the material diminution of Executive’s duties and responsibilities (such as the loss of oversight responsibility for research and development, marketing or sales components of the Company’s operations, or Executive’s removal from or failure to be elected (or re-elected) to the Board prior to a Change of Control); (ii) the material reduction of Executive’s Base Salary or Annual Bonus potential, excluding only reductions of 10% or less (cumulatively) that are made prior to a Change of Control in connection with an across-the-board reduction of all executive officers’ annual base salaries or bonus potential by a percentage at least equal to the percentage by which Executive’s Base Salary or Annual Bonus potential is reduced; or (iii) the transfer of Executive’s principal place of business for the Company more than 40 miles from the Company’s current Santa Clara, California location. If Executive resigns for Good Reason because of a material reduction in Executive’s Base Salary or Annual Bonus potential, Executive’s severance pay will be calculated using Executive’s Base Salary and Annual Bonus percentage in effect immediately before such reduction.

(iv) Separation from Service. For purposes of this Agreement, “Separation from Service” shall mean “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder.

(v) Target Bonus. For purposes of this Agreement, “Target Bonus” shall be equal to the greater of (i) Executive’s actual Annual Bonus amount paid for the prior calendar year, or (ii) the Annual Bonus percentage as provided in Section 2.2, or as most recently approved by the Board.

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11. Proprietary Information Obligations.

11.1 Confidential Information Agreement. Executive agrees to abide by the Employee Proprietary Information and Inventions Agreement dated June 16, 2008, between the Company and Executive (the “Confidentiality Agreement”).

11.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

12. Outside Activities During Employment.

12.1 Non-Company Business. Executive will be entitled to participate in outside for-profit, not-for-profit and civic activities during Executive’s employment provided that: (i) Executive shall be limited to participating in no more than a total of three (3) outside boards at any time, all located in the western USA area, and (ii) Executive’s involvement in outside activities must not unreasonably interfere with Executive’s performance of Executive’s duties hereunder. Executive must obtain the Board’s advance consent before accepting any outside board position, which consent shall not be unreasonably withheld.

12.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13. Dispute Resolution; Arbitration. The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, the interpretation, validity, construction, performance, breach, or termination thereof, or Executive’s employment or severance of employment, shall be settled by arbitration to be held in San Francisco, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall award the prevailing party all reasonable costs and attorneys’ fees incurred during any such proceeding. The arbitrator shall apply California law to the merits of any dispute or claim. Executive hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco, California for any action or proceeding arising from or relating to this Agreement or relating to any

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arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF EXECUTIVE’S EMPLOYMENT RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

14. General Provisions.

14.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

14.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4 Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to, the Original Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

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14.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

14.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

14.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

14.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

CELL BIOSCIENCES, INC.

By:	/s/ Jason Novi

Name: Jason Novi
Title: Chief Financial Officer

EXECUTIVE

/s/ Tim Harkness
Tim Harkness

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